STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/27/2002
020541244 – 3563067

STATE *of* DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE *of* FORMATION

First: The name of the limited liability company is Keystone/CCS Partners LLC.

Second: The address of its registered office in the State of Delaware is 9 East Loockerman Street in the city of Dover, County of Kent, Delaware 19901.

The name of its registered agent at such address is National Registered Agents, Inc.

Third: The dissolution of the limited liability company shall be in accordance with either the provisions set forth in the Operating Agreement or the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Keystone/CCS Partners LLC, this 27 day of August, 2002.

By: ____________________
Andrea C. Barach, Authorized Person

CERTIFICATE OF AMENDMENT

OF

Keystone/CCS Partners LLC

1. The name of the limited liability company is Keystone/CCS Partners LLC.

2. Article 2 of the Certificate of Formation of the limited liability company is hereby amended as follows:

2. The name and address of the registered agent is THE CORPORATION TRUST COMPANY, 1209 Orange Street, Wilmington, DE 19801.

IN WITNESS WHEREOF, the undersigned has executed its Certificate of Amendment of Keystone/CCS Partners LLC this 27th day of October, 2005.

Steve Filton, Authorized Person

(DEL. - LLC 3240 - 10/1/92)

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:23 PM 11/17/2005
FILED 07:06 PM 11/17/2005
SRV 050940822 - 3563067 FILE